Exhibit 10.1

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of September 27, 2006, by and among Housing Programs Limited (f/k/a Shearson Lehman / Coast Savings Housing Partners, Limited), a California limited partnership (“Seller”), SHP Acquisitions II, LLC, a Maine limited liability company (“Purchaser”), and Bernstein Shur, a Maine professional corporation (the “Escrow Agent”).

WHEREAS:

A.

Seller is the owner of a 99% limited partnership interest (the “Partnership Interest”) in Plaza Village Group, a Rhode Island limited partnership (the “Partnership”) representing the entire limited partnership interest in the Partnership as more particularly described in an Amended and Restated Certificate and Agreement of Plaza Village Group dated as of September 30, 1984.

B.

The Partnership owns and operates a federally subsidized housing project (the “Project”) that is financed by an FHA-insured mortgage loan (the “Mortgage Loan”) and regulated by the U.S. Department of Housing and Urban Development (“HUD”).

C.

Seller and Purchaser have entered into an Assignment of Limited Partnership Interest of even date herewith by which Seller assigned to Purchaser a 49% ownership interest in the Partnership Interest, and entered into a second undated Assignment of Limited Partnership Interest (the “Assignment”) by which Seller shall assign to Purchaser the balance of the Partnership Interest (the “Remaining Interest”), subject to a purchase money security interest in the Partnership Interest securing certain non-negotiable purchase money promissory notes held by Purchaser, in consideration for payment of Fifty Thousand Dollars ($50,000.00) (the “Purchase Price”).

D.

The assignment of the Remaining Interest is subject to the certain HUD approvals, including the requirements of obtaining (1) so-called “Modified TPA Approval” in accordance with Chapter 13 of the HUD Handbook 4350.1 so long as the Project is subject to the Mortgage Loan, and (2) so-called “2530 Clearance” so long as the Project rents are being subsidized under the HUD’s Section 8 Program (the “HUD Approvals”).

E.

Pending receipt of the HUD Approvals, Seller and Purchaser wish to place the Assignment and a portion of the Purchase Price in escrow with the Escrow Agent to be held by the Escrow Agent pursuant to the terms of this Escrow Agreement (the Assignment and such portion of the Purchase Price being hereinafter referred to as the “Escrowed Property”).

F.

The Escrow Agent is willing to act as Escrow Agent pursuant to the terms of this Escrow Agreement with respect to the Escrowed Property.

NOW, THEREFORE, IT IS AGREED:

1.

On the date hereof, Seller has delivered to Escrow Agent (a) a duly executed Assignment that is undated and (b) a true copy of an Irrevocable Letter of Direction from Seller to Ferland Corporation (“Ferland”) as the general partner of the Partnership (the “Letter of Direction”), directing that all Partnership distributions on account of the Remaining Interest (“Partnership Distributions”) be made to the Escrow Agent until the Escrow Agent notifies Ferland that this Escrow Agreement has terminated.  On the date hereof, Purchaser has delivered to Escrow Agent $25,500 of the Purchase Price (the “Holdback”), receipt of which is hereby acknowledged by the Escrow Agent, and a duly executed counterpart of the Assignment.  Escrow Agent shall hold and distribute the Escrowed Property pursuant to the terms of this Agreement.

2.

Escrow Agent shall cause the Holdback and all Partnership Distributions hereinafter received by Escrow Agent to be held in the Escrow Agent’s non-interest-bearing IOLTA (or clients’) account.  Escrow Agent shall have no duty to invest the Escrowed Property.

3.

(a)

The Escrow Agent shall hold the Escrowed Property and shall not deliver all or any of it to any party other than (i) pursuant to clauses (b) and (c) below, (ii) pursuant to written instructions executed and delivered to the Escrow Agent by Seller and Purchaser, or (iii) by depositing the Escrowed Property with a court of competent jurisdiction in accordance with the provisions of paragraph 8 hereof or with a successor escrow agent in accordance with the provisions of paragraph 8 hereof.  Until such time, if ever, that the Escrow Agent delivers the Assignment to Purchaser, Seller shall retain all voting rights with respect to the Remaining Interest.

(b)

Within three (3) business days following receipt of a written notice from either Seller and Purchaser, jointly, or Monica Sussman, Esq. of the law firm of Nixon Peabody LLP (in the case of the Nixon Peabody notice, the notice shall be addressed to Seller and Purchaser as well as the Escrow Agent)  to the effect that Purchaser has obtained all HUD Approvals necessary to complete the Assignment (the “Approval Notice”), Escrow Agent shall (i) date the Assignment and deliver it to Purchaser with a copy thereof to Seller, and (ii) disburse the Holdback to Seller.  With respect to any Partnership Distributions then being held by Escrow Agent, unless otherwise directed in writing by both Seller and Purchaser, Escrow Agent shall disburse an amount equal to the Tax Offset (as hereinafter defined) to Seller and the balance to Purchaser within three (3) business days after it is notified in writing by the Partnership’s regular accountant of the amount of the Tax Offset, whereupon this Escrow Agreement shall terminate.  As used in the preceding sentence, “Tax Offset” means the sum of (i) the estimated amount of additional state and federal income taxes of Seller because of the allocation to Seller of any Partnership income accruing between the date of this Agreement and the date of the Assignment, plus or minus (ii) the estimated amount of of any increase or decrease, respectively,  in state and federal income taxes of Seller from the sale of the Remaining Interest because of the reduction, if any, in Seller’s tax basis in the Remaining Interest as a result of those Partnership Distributions made to Escrow Agent or an increase, if any, in Seller’s tax basis in the Remaining Interest as a result of allocation to Seller of any Partnership income accruing between the date of this Agreement and the date of the Assignment, assuming for purposes of such estimates that Seller is subject to combined federal and state rates on ordinary income and capital gain of 44% and 20%, respectively.  The sum so calculated shall be “grossed up” for the state and federal income tax associated with the payment of the Tax Offset to Seller.  The calculation of the Tax Offset shall be made by the regular accountant for the Partnership.

(c)

If the Escrow Agent has not received the Approval Notice by the first anniversary of the date of this Agreement, Escrow Agent, within three (3) business days thereafter, shall (i) return the Assignment to Seller, (ii) disburse the amount of any Partnership Distributions received by it to Seller, and (iii) disburse the Holdback to Purchaser, whereupon this Escrow Agreement shall terminate.

4.

It is agreed that the duties and obligations of Escrow Agent are only such as are herein specifically provided and no other.  Escrow Agent’s duties are as a depositary only, and Escrow Agent shall incur no liability whatsoever, except for its willful misconduct or gross negligence.  Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.  Escrow Agent shall not be bound in any way by any other terms of any other agreement to which Seller and Purchaser are parties, whether or not Escrow Agent has knowledge thereof, and Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by Seller or Purchaser or any other party thereto.  Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed jointly by Seller and Purchaser and agreed to by Escrow Agent.  In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action other than to keep safely, all property held in escrow until it shall jointly be directed otherwise in writing by Seller and Purchaser or by a final judgment of a court of competent jurisdiction.

5.

Escrow Agent is fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine.

6.

Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it.

7.

Seller acknowledges that Escrow Agent also serves as counsel for Purchaser and, for purposes of this Agreement, waives any claim of bias, impartiality, conflict of interest, breach of fiduciary duty or other claim that may arise out of such attorney-client relationship.

8.

If Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrowed Property, it may do so by delivering the same to any other escrow agent mutually agreeable to Seller and Purchaser and if no such escrow agent shall be selected, then Escrow Agent may do so by delivering the Escrowed Property (a) to any bank or trust company in the State of Rhode Island, which is willing to act as escrow agent thereunder in place and instead of Escrow Agent or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the State, County and City of Rhode Island.  The fee of any such bank or trust company or court officer shall be borne jointly and severally by Seller and Purchaser.  Upon such delivery, Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrowed Property except as herein provided.

9.

The Escrow Agreement shall not create any fiduciary duty on Escrow Agent’s part to Seller or Purchaser or any of their respective affiliates, nor disqualify Escrow Agent from representing Purchaser or any of its affiliates in any dispute with Seller or any of its affiliates including, without limitation, any dispute with respect to the Assignment.

10.

The out-of-pocket expenses paid or incurred by Escrow Agent in the administration of its duties hereunder, including, but not limited to, all counsel and advisors’ and agents’ fees including, without limitation, counsel fees under paragraph 8 hereof, and all taxes or other governmental charges, if any, shall be paid by Purchaser.

11.

Seller and Purchaser, jointly and severally, hereby indemnify and hold Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by Escrow Agent, arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder, or the performance of its duties pursuant to this Escrow Agreement, including all legal costs and expenses of Escrow Agent defending itself against any claim or liability in connection with its performance hereunder, except for any loss, damage, tax, liability or expense arising out of the Escrow Agent’s willful misconduct or gross negligence.

12.

All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given (i) when delivered, if by hand, (ii) when delivered, if sent by Federal Express or other overnight courier service or (iii) five days after the mailing thereof by first class registered or certified mail, return receipt requested, postage prepaid, as follows: (a) if to Seller, 6100 Center Drive, Suite 800, Los Angeles, California 90045 with a copy to Rodney F. Page, Esq., Bryan Cave LLP, 700 13th Street, N.W, Washington, DC  20005, (b) if to Purchaser, c/o Subsidized Housing Partners, 7 Thomas Drive, Cumberland Foreside, ME 04110 with a copy to Eric F. Saunders, Esq., Bernstein Shur, 100 Middle Street, Portland, ME 04104-5029; and (c) if to Escrow Agent, to Bernstein Shur, 100 Middle Street, Portland, ME 04104-5029, Attn: Eric F. Saunders, Esq., or in any case to such other address as a party may determine by delivery of notice pursuant to this paragraph 12.

13.

This Escrow Agreement shall be construed and enforced in accordance with the law of the State of Rhode Island applicable to contracts entered into and performed entirely within State of Rhode Island.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

Housing Programs Limited, Seller

By: National Partnership Investments Corp.,

Its General Partner

By:

/s/ Lance Graber
Name: Lance Graber
Title:   Executive Vice President

SHP Acquisitions II, LLC, Purchaser

By:/s/ Chris Bowden

      Name: Chris Bowden

      Title: Manager

Bernstein Shur, Escrow Agent

By: /s/ Eric Saunders

      Name: Eric Saunders

      Title: Vice President